Exhibit 10.3
TERMINATION AGREEMENT
This TERMINATION AGREEMENT (this “Agreement”) is made as of December 15, 2025 (the “Termination Effective Date”), by and between Ginkgo Bioworks, Inc., a corporation duly organized and existing under the laws of the State of Delaware, U.S.A. (“Ginkgo”) and Cronos Group Inc., a corporation duly organized and existing under the laws of the Province of British Columbia, Canada (“Cronos”). The parties to this Agreement are sometimes referred to herein each as a “Party” and together as the “Parties”.

RECITALS
WHEREAS, Ginkgo and Cronos are parties to that certain (i) Amended and Restated Collaboration and License Agreement dated June 3, 2021 (as amended, the “CLA”), and (ii) Side Letter Agreement dated June 8, 2022 (The “Side Letter”);

WHEREAS, the Parties mutually desire to terminate the CLA and the Side Letter in accordance with this Agreement.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Capitalized terms used but not defined herein shall have the meanings given to such terms in the CLA.

1.Termination of CLA and Side Letter.

(i)Termination. The CLA and the Side Letter are hereby terminated as of the Termination Effective Date by the mutual agreement of the Parties (the “Termination”).

(i)Effect of Termination. Except as set forth in this agreement, the provisions of the CLA and the Side Letter shall be of no further force or effect, and neither Party nor any of their respective Affiliates shall have any continuing or further liability or obligations of any kind arising out of or with respect to the CLA, any TDPs, or the Side Letter, including any provisions arising out of Section 8.6 of the CLA. The Parties hereby acknowledge and agree that:

(1)No payments or equity issuances are due and payable by either Party under the CLA;

(1)No TDPs shall survive the Termination and neither Party shall have further obligations under the CLA, any TDP or the Side Letter;

(1)All rights and licenses granted to one Party by the other Party under the CLA shall terminate, including, for the avoidance of doubt, all of Cronos’ rights and licenses to use Ginkgo’s IP, including the Collaboration Strains, Collaboration Strain and Process IP, and Ginkgo Background IP;

(1)Cronos shall destroy any materials containing Ginkgo Background IP or Foreground IP in its possession and certify such destruction in writing, including without limitation the seed banks listed on Exhibit A;

(1)The Parties shall have no obligations under Section 2.7 of the CLA as of the Termination Effective Date

(1)The Parties obligations under Section 2.10 of the CLA shall survive for six (6) years from the Termination Effective Date.

1.Responsibility for Intellectual Property.

The Parties hereby acknowledge and agree that:

(i)pursuant to the CLA, Ginkgo had elected to irretrievably abandon its rights in certain patent families and notified Cronos in letters dated June 11, 2024, October 7, 2024, and April 18, 2025,

(i)pursuant to the CLA, Cronos had agreed to assume responsibility for filing, prosecuting and maintaining certain of these patent families in Ginkgo’s name and at Cronos’ sole cost and expense,

(i)since assuming responsibility Cronos has reasonably consulted with Ginkgo, and

(i)as of the Termination Effective Date, Cronos will have no further obligations with respect to any such patent families.

1.Consideration. As consideration for the termination of the licenses granted to Cronos under the CLA and Ginkgo’s obligations pursuant to the Termination, Ginkgo shall pay Cronos US$1 by a mutually acceptable method.

1.Effectiveness. This Agreement shall be effective as of the Termination Effective Date without any further action of any of the Parties.

1.Fees and Expenses. Each Party will be responsible for its own costs and expenses, including fees of their respective counsel, in connection with the negotiation, execution, delivery and implementation of this Agreement.

1.Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, executors, administrators and permitted assigns, and no others.

1.Jointly Prepared. Each Party to this Agreement (a) has participated in the preparation of this Agreement; (b) has read and understands this Agreement; and (c) has been represented by counsel of its own choice in the negotiation and preparation of this Agreement. Each Party represents that this Agreement is executed voluntarily and should not be construed against any Party hereto solely because it drafted all or a portion hereof.

1.Governing Law. This Agreement shall be governed by, enforced and shall be construed in accordance with the laws of the Province of Ontario, Canada, and the federal laws of Canada applicable therein, without regard to its conflicts of laws provisions. Notwithstanding the foregoing, any dispute or provision addressing any aspect of IP rights, including, without limitation, inventorship, ownership, validity, enforceability, or other aspects of IP, will be governed by, enforced and shall be construed in accordance with the federal Laws of the United States of America.

1.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

1.Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and may be amended or superseded only by a writing executed by the Parties. No rights under this Agreement may be waived except with the prior written consent of the Party against whom the waiver is sought. This Agreement may not be amended or modified except in a writing signed by both Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Termination Effective Date.

Ginkgo Bioworks, Inc. By: /s/ Jennifer Wipf Name: Jennifer Wipf Title: Chief Commercial Officer	Cronos Group Inc. By: /s/ Mike Gorenstein Name: Mike Gorenstein Title: President and Chief Executive Officer

Exhibit A
Seed Banks

Cannabinoid	Ginkgo ID	Seed Bank ID
CBGA (SH)	895410	CGA-U160
CBGA (OVA)	780639	CGA-U88
CBGA (OVA)	780639	N/A
CBCA	954356	CBC220198

CBCA	954356	CCA-U181
THCVA	1245688	TCV-U216
CBCA	T954356	N/A
CBCVA	T1526699	CCV-U286
CBCVA	T1526699	N/A
CBCVA	T1526699	N/A
CBGA	T895410	N/A
CBGVA	1099482	CGV-U193
CBGVA	T1099482	N/A
THCA	T1241122	N/A
THCA	T1241122	N/A
THCA	1241122	TCA-U242
THCVA	T1245688	N/A